Exhibit 99.1

Mirati Therapeutics Announces Update for the Phase 3 SAPPHIRE Study

Evaluating Investigational Sitravatinib in Combination with Nivolumab for Patients with Non-Squamous Non-Small Cell Lung Cancer with Acquired Resistance to Chemotherapy and Immune Checkpoint Inhibitor Therapy

SAN DIEGO, Dec. 2, 2022 /PRNewswire/ — Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today announced that based on the results of an interim analysis on overall survival, the registrational Phase 3 study evaluating sitravatinib in combination with nivolumab (OPDIVO®)1 in patients with second or third line non-squamous non-small cell lung cancer (NSQ-NSCLC) who have acquired resistance to prior therapy with chemotherapy and immune checkpoint inhibitor therapy (SAPPHIRE) will continue to the study’s final analysis. The final analysis is expected to be reached in mid-2023.

“We remain committed to developing our portfolio of oncology candidates and advancing our lung cancer strategy to positively impact the lives of patients with cancer. We look forward to providing an update based on the full analysis of the SAPPHIRE study in mid-2023,” said Charles Baum, M.D., Ph.D., president, founder and head of research and development, Mirati Therapeutics, Inc.

About Mirati Therapeutics, Inc.

Mirati Therapeutics, Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor, and other oncology discovery programs. Unified for patients, Mirati’s vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics, Inc., visit us at Mirati.com or follow us on Twitter and LinkedIn.

[1]	OPDIVO® and the related logo are registered trademarks of Bristol-Myers Squibb Company.

About Sitravatinib

Sitravatinib is an investigational spectrum-selective kinase inhibitor that potently inhibits receptor tyrosine kinases (RTKs), including TAM family receptors (TYRO3, Axl, Mer), split family receptors (VEGFR2, KIT) and RET. Sitravatinib is being evaluated in combination with nivolumab (OPDIVO®), an anti-PD-1 checkpoint inhibitor, in patients whose cancers have progressed despite treatment with a checkpoint inhibitor. Sitravatinib’s potent inhibition of TAM and split family RTKs may overcome resistance to checkpoint inhibitor therapy through targeted reversal of an immunosuppressive tumor microenvironment, enhancing antigen-specific T cell response and expanding dendritic cell-dependent antigen presentation. Sitravatinib is being evaluated in multiple clinical trials to treat patients who are resistant to prior immune checkpoint inhibitor therapy and progressed on platinum doublet therapy, including the ongoing potentially registration-enabling Phase 3 trial of sitravatinib in combinations with a checkpoint inhibitor in non-small cell lung cancer (NSCLC). In addition, sitravatinib in combination with checkpoint inhibitors are being evaluated in selected checkpoint inhibitor naïve patients.

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Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. (“Mirati”). Any statement describing Mirati’s goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati’s drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati’s programs are described in additional detail in Mirati’s quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov). These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations: ir@mirati.com

Media Relations: media@mirati.com